Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Communications International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-30123, 333-40050, 333-50061, 333-56323, 333-61725, 333-65345, 333-74622, 333-84877, 333-87246, 333-91424, 333-111923, 333-111924, and 333-138364) and the registration statement on Form S-3 (333-130426) of Qwest Communications International Inc. (the Company) of our reports dated February 12, 2008, with respect to the consolidated balance sheets of Qwest Communications International Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related consolidated financial statement schedule, Schedule II—Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Qwest Communications International Inc.

Our report with respect to the consolidated financial statements refers to the Company’s adoptions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes effective January 1, 2007, Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) effective December 31, 2006, SFAS No. 123(R), Share-Based Payment effective January 1, 2006, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, effective December 31, 2005.

KPMG LLP

Denver, Colorado

February 12, 2008